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                                                                     EXHIBIT 6.1

                      SEPARATION AND DISTRIBUTION AGREEMENT

                                     between

                    DIGITAL CREATIVE DEVELOPMENT CORPORATION
                              (a Utah corporation)
                                   as Seller,

                                       and

                             ARTHUR TREACHER'S, INC.
                            (a Delaware corporation)
                                    as Buyer

                              [           ], 2001


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                      SEPARATION AND DISTRIBUTION AGREEMENT
                      -------------------------------------

     SEPARATION AND DISTRIBUTION AGREEMENT (this "Agreement") made effective as of the [ ] day of [ ], 2001 (the "Effective Date") by and between DIGITAL CREATIVE DEVELOPMENT CORPORATION, a Utah corporation ("Seller"), and ARTHUR TREACHER'S, INC., a Delaware corporation ("Buyer"). Seller and Buyer are sometimes individually referred to as a "Party" and collectively referred to as the "Parties."

     WHEREAS, Buyer is an eighty (80%)-owned subsidiary of Seller;

     WHEREAS, Buyer and Seller are in diverse businesses and have determined that it is in the best interests of the future development of each of their businesses if they were operated as separate entities;

     WHEREAS, in order to effect the separation of the businesses, Seller has determined to distribute as a dividend to the public shareholders of its common stock all of the capital stock that Seller holds in Buyer; and

     WHEREAS, simultaneously with the distribution of Buyer's capital stock by Seller, and as an integral part of said event, Seller shall distribute and assign to Buyer and Buyer shall accept and assume from Seller the assets, liabilities and goodwill constituting the restaurant business operated by Seller;

     NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants made in this Agreement and in reliance upon the representations and warranties made in this Agreement, Seller and Buyer, intending to be legally bound, hereby agree as follows:

                               DEFINITIONS ARTICLE

     As used in this Agreement, the following terms, when capitalized, shall have the respective meanings set forth in this Definition Article. Other capitalized terms used in this Agreement are defined elsewhere in the text of this Agreement.

     1. "Contract" shall mean any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

     2. "Knowledge" shall mean with respect to Seller the actual knowledge or awareness of the Chairman and the Controller of Seller.

     3. "Lien" means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

     4. "Permitted Liens" means Liens arising by operation of law and securing the payment of taxes of any nature, federal state or local, which are not yet due and payable and Liens for such taxes the validity of which are being contested in good faith; with respect to any property leased by Seller as lessee, the interest of the lessor in such property; Liens on properties to secure claims for labor, material or supplies in respect of obligations not yet overdue; Liens of carriers, warehousemen, mechanics and materialmen in respect of obligations not yet overdue; and purchase money security interests on personal



                                       1
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property incurred in connection with the acquisition of such property, which security interests cover only the personal property so acquired.

     5. "Separation Date" means the Effective Date of this Agreement.

     6. "Tax, " or "taxes" shall have the meaning set forth in the Tax Sharing Agreement referred to in Section 2.1(b)(iii)(1).

                   ARTICLE REGARDING DISTRIBUTION AND SPIN-OFF

     The Parties understand and agree that:

     1. it is in the best interests of the future development of each of their respective businesses if the entertainment business of Seller and the restaurant business of Seller were operated as independent, separate businesses;

     2. the entertainment business of Seller and the restaurant business of Seller be separated pursuant to a spin-off by Seller of Seller's restaurant business, all as described in this Agreement;

     3. each public stockholder of Seller (and each warrant holder and option holder of Seller) will receive one share (or a warrant or option for one share, as the case be) of Buyer's common stock for every share (warrant or option, as the case may be) of Seller's common stock or preferred stock held (the "Dividend");

     4. the record date for the distribution will be the close of business on February 1, 2001; and

     5. no fractional shares of Buyer's common stock will be distributed. Fractional shares of Buyer's common stock will be aggregated and sold by the transfer agent to provide cash to holders in lieu of such fractional shares.

                                    ARTICLE I
                SALE AND PURCHASE OF ASSETS; ASSUMED OBLIGATIONS
                ------------------------------------------------

     1.1 SALE AND PURCHASE OF ASSETS.

         (a) Purchased Assets. Upon the terms and subject to the conditions contained in this Agreement, on the Closing Date (defined in Section 2.1(a), below), Seller will sell, assign, transfer and deliver to Buyer, and Buyer will purchase from Seller all of Seller's right, title and interest in and to all of the properties and assets, tangible and intangible, of every kind, nature and description (other than cash and cash equivalents except as provided in Section 2.1(c)(i)), wherever located, owned or held by Seller (in whole or in part) on the Closing Date and used solely in connection with Seller's restaurant business the Business (hereinafter sometimes collectively referred to as the "Assets"), including the Assets identified on Schedule 1.1 and the business and goodwill of Seller's restaurant business (the "Business") as a going concern, all as more particularly described in the General Assignment and Assumption Agreement referred to in Section 2.1(b)(iii)(2), below. Such Assets shall include all of the following:

         (i) all real estate, including all fee and leasehold interests, described on Schedule 1.1(a)(i) and all buildings, structures and fixtures located thereon as well as all other interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise (hereinafter referred to collectively as the "Real Property");

         (ii) Seller's interest in all contracts and agreements, including all franchise, co-branding, management, purchase, service and supply agreements, open purchase orders, open sales orders

                                       2
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(the "Transferred Contracts") in effect on the Closing Date, other than Excluded
Contracts (defined in Section 1.1(b)(i)) and all participating rights and rights to proceeds derived therefrom;

         (iii) all written technical information, data, specifications, research information, engineering drawings, plans and operating and franchise manuals and instructions relating to the design, construction, use or operation of the restaurant properties;

         (iv) all domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and re-examinations of the foregoing); design patents, invention disclosures; mask works; copyrights, and copyright applications and registrations; Web addresses, trademarks, service marks, trade names (including "Arthur Treacher's Fish and Chip's" fast food restaurants and "Pudgie's Famous Chicken" restaurants), and trade dress, in each case together with any applications and registrations therefor and all appurtenant goodwill relating thereto; trade secrets, commercial and technical information, technology, know-how, proprietary or confidential information, including engineering, production and other designs, notebooks, processes, drawings, specifications and formulae, including the proprietary formula used for the special batter coating for Arthur Treacher's fish fillets; inventions (whether patented or not); utility models; registered designs, certificates of invention and all other intellectual property under the laws of any country throughout the world;

         (v) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, motor vehicles (other than leased vehicles) and tools, including spare equipment, parts and supplies therefor, which on the Closing Date shall be located on the Real Property or at any other location (the "Equipment");

         (vi) all inventories, raw materials, supplies, work-in-process, semi-finished and finished products (the "Inventory");

         (vii) all computer applications, programs and other software, including software source codes and systems documentation and instructions, whether or not associated with leased or owned computers;

         (viii) all accounting books and records, cost information, distribution reports, residual records, quality records and reports whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

         (ix) all prepaid expenses, trade accounts and other accounts and notes receivables; (xii) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

         (x) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution, as more particularly set forth in the Indemnification and Insurance Matters Agreement described in Section 2.1(b)(iii)(3), below;

         (xi) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

         (xii) all goodwill, customer lists, quality records, lists of business contacts, sales and pricing data and other books, records, studies, surveys, reports, plans and documents, all of which belong to or have been used solely in the Business; and

         (xiii) all of the shares of capital stock held by Seller in MIE Hospitality, Inc.

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         The sale, assignment, transfer, conveyance and delivery of the Assets shall be by the General Assignment and Assumption Agreement described in Section 2.1(b)(iii)(2), below, which shall be effective to vest in Buyer all of the right, title and interest that Seller has in and to the Assets.

         (b) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, Assets shall not include Buyer's cash or cash equivalents and Excluded Contracts and other Assets listed on Schedule 1.1(b) (the "Excluded Assets").

     1.2 TRANSFER OF CERTAIN CONTRACTS AND AGREEMENTS.

         (a) Transfer of Seller's Rights. This Agreement will not constitute an obligation to transfer or assign by Seller (or to purchase or assume by Buyer) any contract, agreement, commitment or understanding (individually and collectively, "Excluded Contract(s)") which, if not excluded as provided for in this Section 1.1(b)(i), would be a Transferred Contract, or any claim of or right to any benefit arising thereunder or resulting therefrom, if such attempted transfer or assignment: (1) is not permitted, (x) in accordance with its terms or (y) without the consent of the other Party thereto (and such consent is not obtained), or (z) as a matter of law; or (2) would in any way impair the rights of Seller or Buyer thereunder. Seller will have no obligation under this Agreement to transfer or assign to Buyer such Excluded Contract(s), or such claim or right thereunder or therefrom. Schedule 1.1(b) is a list as of the date hereof identifying each of the Excluded Contracts.

         (b) Efforts to Obtain Benefits. If consents or approvals required to vest in Buyer all of Seller's right, title and interest in and all of Seller's obligations under, all of contracts, agreements, and commitments or understandings proposed to be included in the Transferred Contracts(s) are not obtained as of the Separation Date, or if an assignment or attempted assignment is not so permitted or would be ineffective or would impair Buyer's rights under such contracts, agreements and commitments or understandings, Seller and Buyer shall use such efforts and do such things as set forth in the General Assignment and Assumption Agreement referred to in Section 2.1(b)(iii)(2), below.

     1.3 ASSUMED OBLIGATIONS. Buyer shall assume all of the liabilities of MIE Hospitality, Inc. (as a result of the transfer to Buyer of the capital stock of MIE Hospitality, Inc.) and all of the liabilities incurred by Seller in connection with the Business or with respect to the Assets (other than with respect to the Excluded Assets) of every kind, nature and description, including all debts, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Transferred Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto (the "Assumed Obligations"), all as more particularly described in the General Assignment and Assumption Agreement referred to in Section 2.1(b)(iii)(2), below. Notwithstanding the foregoing, Seller shall retain and not transfer to Buyer and shall indemnify Buyer (to the extent set forth in Sections 7.1 and 7.3) and Buyer shall not assume, pay, perform or discharge any of the Assumed Obligations with respect to Excluded Contracts (the "Retained Liabilities"). Notwithstanding anything in this Agreement to the contrary, liabilities in respect of taxes shall be as set forth in the Tax Sharing Agreement referred to in Section 2.1(b)(iii)(1), below.

     1.4 PAYMENT OF PURCHASE PRICE. The purchase price for the Assets shall be the assumption of all of the liabilities incurred by Seller in connection with the Business or with respect to the Assets (other than the Excluded Assets, as defined in Section 1.1(b), above) of every kind, nature and description, and the issuance of the Dividend.

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                                   ARTICLE II
                             CLOSING; ABSOLUTE SALE
                             ----------------------

     2.1 CLOSING.

         (a) Time and Place. Subject to the fulfillment of the conditions precedent set forth in Article X, below, the transactions contemplated by this Agreement shall be consummated and closed (the "Closing") at the offices of Piliero Goldstein Jenkins & Sullivan, LLP, 292 Madison Avenue, New York, New York at 10:00 a.m. (New York City time) on [ ], 2001 (the "Closing Date"). The Closing may occur at such later or earlier time or such other place as the Parties hereto agree in writing.

         (b) Delivery of Instruments. At the Closing:

         (i) Seller's Closing Documents. Seller will deliver or cause to be delivered to Buyer the following documents (collectively referred to as "Seller's Closing Documents"):

            (1) Bill of Sale. A Bill of Sale in the form of Exhibit
2.1(b)(i)(1);

            (2) Assignment of Rights. An Assignment in the form of Exhibit 2.1(b)(i)(2);

            (3) Resolutions of Seller. A true and complete copy of the resolutions of Seller by which the execution, delivery and performance of this Agreement and Seller's Closing Documents were authorized, and a list of Seller's officers (and their titles) incumbent as of the date hereof, each certified by the Secretary or Assistant Secretary of Seller as of the date hereof, and all other certificates, consents, approvals and documentary evidence, if any, required to be delivered pursuant to this Agreement; and

         (ii) Buyer's Closing Documents. Buyer will deliver or cause to be delivered to Seller the following documents (collectively referred to as "Buyer's Closing Documents"):

            (1) Assumption and Acceptance. An Acceptance and Assumption of liabilities and Assets in the form of Exhibit 2.1(b)(ii)(1).

            (2) Resolutions of Buyer's Board. A true and complete copy of the resolutions of Buyer's Board of Directors by which the execution, delivery and performance of this Agreement and Buyer's Closing Documents were authorized, certified by the Secretary or Assistant Secretary of Buyer as of the date hereof, and all other certificates, consents, approvals and documentary evidence, if any, required to be delivered pursuant to this Agreement.

         (iii) Documents of Both Parties. Seller and Buyer will each deliver to the other or cause to be delivered to the other the following documents (collectively referred to as the "Ancillary Agreements"):

            (1) Tax Sharing Agreement. A Tax Sharing Agreement in the form of
Exhibit 2.1(b)(iii)(1).

            (2) General Assignment and Assumption Agreement. An agreement governing the transfer of Assets and the assumption of Assumed Obligations in the form of Exhibit 2.1(b)(iii)(2).

            (3) Indemnification and Insurance Matters Agreement. An Indemnification and Insurance Matters Agreement in the form of Exhibit 2.1(b)(iii)(3).

                                       5
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         (c) Seller's Expenses and Taxes. Seller shall pay and be responsible for:

            (1) all taxes of Digital and its subsidiaries accrued through the Separation Date;

            (2) all federal, state and local sales, use and transfer taxes and similar taxes that may be imposed by reason of the sale, transfer, assignment and delivery of the Assets in connection with the spin-off of Buyer contemplated by this Agreement (the "Spin-off");

            (3) the fees and expenses of professional advisors associated with the transactions contemplated by the Spin-off, including the fees and expenses of Seller's and Buyer's investment bankers, attorneys and accountants; and

            (4) all severance payments to any employees of Seller who will not be employed by Buyer immediately after the Spin-off.

         (d) Buyer's Expenses. Except with respect to expenses otherwise expressly otherwise provided for in this Agreement, Buyer will be responsible for the payment of the costs and expenses it has incurred and will incur, including legal and accounting fees, in connection with the execution, delivery and closing of this Agreement and the consummation of the transactions contemplated by this Agreement and the Spin-off.

     2.2 ABSOLUTE SALE OF ASSETS. The Assets will be sold, transferred, conveyed, assigned and delivered to Buyer free and clear of all title defects as and to the extent described in Section 3.5, below.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES BY SELLER
                    ----------------------------------------

Seller hereby represents, warrants and covenants to Buyer with respect to Seller or the Business, as the case may be, that:

     3.1 ORGANIZATION AND GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, and has the power and authority to own the Assets and to conduct the Business as such business is being conducted as at the Closing Date. Seller is duly qualified to do business and is in good standing in the states where necessary to operate the Business.

     3.2 AUTHORIZATION; COMPLIANCE WITH OTHER INSTRUMENTS AND LAW. Seller has full power and authority to enter into this Agreement, the Ancillary Agreements and Seller's Closing Documents, to consummate the transactions contemplated hereby and thereby and to perform their respective obligations hereunder and thereunder. The execution, delivery of and performance of this Agreement, the Ancillary Agreements and Seller's Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the Ancillary Agreements have been duly executed and delivered by Seller and is a valid and binding obligation of Seller enforceable in accordance with their respective terms, except as enforcement may be limited by the effect of all applicable bankruptcy, fraudulent conveyance, reorganization, insolvency, moratorium or similar laws at any time generally in effect with respect to the enforcement of creditors' rights, and by the principles of equity. The execution, delivery of and performance of this Agreement, the Ancillary Agreements and Seller's Closing Documents will not result in a violation of any provision of the Articles of Organization of Seller or of any provision of any material agreement or instrument of Seller (including, without limitation, its bylaws) or to which Seller is a party or by which Seller or the Assets is bound, or of any law, regulation, judgment, order or decree of any court or governmental authority to which Seller is a party or by which Seller or the Assets is bound or to which it is subject. All necessary authorizations of the transactions contemplated by this Agreement required to be obtained by Seller from any federal, state, local or foreign government or agency shall have

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been obtained prior to the Closing, and any filings, notifications or disclosures required by law or by regulation of such government or agency shall have been made in such form as is acceptable as filed or as may be amended. No approval of shareholders of Seller is required by the Articles of Organization of Seller in connection with the transactions contemplated by this Agreement.

     3.3 TAX MATTERS. Except for current period taxes or assessments not yet payable, as of the date hereof there are no tax, including social security and withholding tax, obligation of Seller which constitutes, or may thereafter constitute, a lien on the Assets, and, if such lien exists or arises, it will be discharged promptly by Seller. Seller has not received a notice of proceedings or other action pending for the purpose of assessing or collecting additional taxes of any kind from Seller for any period for which returns have been filed by Seller, the result of which if adverse to Seller would constitute a lien on the Assets and, if such lien arises, it will be discharged promptly by Seller.

     3.4 MATERIAL CONTRACTS AND COMMITMENTS.

         (A) MATERIAL CONTRACTS DEFINED. Schedule 3.4(a) contains a true and complete list Seller's franchise agreements related to the Business and of all Transferred Contracts having a value of more than $10,000, all as of the date hereof (said group of franchise agreements and Transferred Contracts collectively referred to in this Agreement as "Material Contracts").

         (B) EFFECT OF AGREEMENT ON MATERIAL CONTRACTS. As of the date hereof, Seller has not received any actual notice of, and to the best of Seller's Knowledge, Seller is not as of the date hereof in breach of, or in default under, nor to the best of Seller's Knowledge, will Seller have caused or permitted to exist any event that with due notice or lapse of time or both would constitute a default or event of default under, any of the Material Contracts. The execution of this Agreement and the consummation of the transactions contemplated hereby does not and will not constitute a default or breach under any of the Material Contracts.

         (C) STATUS OF MATERIAL CONTRACTS. As of the date hereof, all of the Material Contracts are valid, binding, and in full force and effect in accordance with their terms.

     3.5 TITLE TO TANGIBLE ASSETS; REAL PROPERTY. Seller has, and at Closing will deliver to Buyer, good title to (and, in the case of the Real Property held in fee, record and marketable or, with respect to leasehold interests, a valid leasehold interest in) all of the Assets which it purports to own or lease, as the case may be, free and clear of all Liens, except for Permitted Liens and Liens disclosed on Schedule 3.5. There are no outstanding options to purchase or lease any parcel of real property. Except as set forth on Schedule 3.5, Seller does not lease any Real Property to others or guaranty the obligations of others under any lease for Real Property. There is no proceeding in eminent domain or any similar proceeding pending or, to Seller's Knowledge, threatened affecting the Real Property.

     3.6 LITIGATION AND OTHER CLAIMS.

         (A) PENDING AND THREATENED LITIGATION. Except as described on Schedule 3.6, as of the date hereof there are no actions, suits, claims (including products liability claims) or proceedings (a) pending or, (b) to the best Knowledge of Seller, threatened, before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, body or instrumentality against Seller or affiliate of Seller or affecting the Assets, at law or in equity, which, if determined adversely to Seller, net of insurance, would have a material adverse effect on the Assets or the Business. Seller is not a party to or subject to the provisions of any written order, writ, injunction, decree or judgment with respect to the Assets of any court or foreign, federal, state, municipal or other governmental or administrative body, department, commission, board, bureau, any securities exchange or other agency or instrumentality.

         (B) LITIGATION WITH RESPECT TO THIS AGREEMENT. Seller is not a party to, nor, has it been threatened with, any litigation or proceeding or written claim which seeks to restrain or prohibit the transactions contemplated by this Agreement.

         (C) GOVERNMENTAL NOTICE OF VIOLATION IN RESPECT OF THE AGREEMENT. Seller has not received from any federal, state, local or foreign governmental agency or authority notice that consummation of the transactions contemplated by this Agreement would constitute a violation of any applicable law, regulation or ordinance.

     3.7 COMPLIANCE WITH LAWS. Except with respect to labor and ERISA matters that are covered exclusively in Section 3.11, and except as set forth on
Schedule 3.7, Seller has not received any written notice asserting any noncompliance by it with, nor to Sellers Knowledge, is there any basis for any assertion that, it is not in material compliance with, any applicable law (including environmental laws), statute, rule or regulation, federal, state or local, or any agency thereof, having jurisdiction over it, which non-compliance relates to the Assets or to Seller's ownership or possession of the Assets.

     3.8 FINDER'S FEE. Seller has not incurred any obligation of any kind whatsoever to any party for any broker's or finder's fee in connection with the transactions contemplated by this Agreement.

     3.9 INSURANCE. The types and amounts of insurance, including, without limitation, errors and omissions coverage, maintained by Seller on the Assets are listed in the Certificate of Insurance attached hereto as Schedule 3.9. All premium amounts due under such insurance have been paid in full.

     3.10 INTELLECTUAL PROPERTY. Except as listed on Schedule 3.10, there are no trade names, patents, trademarks or copyrights, and no applications to register any of the foregoing, owned or licensed by Seller and used by Seller as of the date hereof and material to the conduct of the Business. Seller has not received any actual notice or claim from any third party that it infringes upon or conflicts with the property right of any third party, and, to the Knowledge of Seller, no third party infringes any intellectual property rights of Seller.

     3.11 LABOR AND ERISA MATTERS.

         (a) SPECIAL DEFINITIONS. For purposes of this Section 3.11 only, (x) the term "Seller" includes any entity which may be affiliated, consolidated or considered with Seller under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code"), (y) the term "Buyer" includes any director, officer, employee, agent, affiliate or assignee of Buyer, and (z) the term "Benefit Plan" shall mean any employee benefit plan, as defined in Section 3(3) of ERISA, and any other plan, program, policy, practice, arrangement or contract (whether group or individual), that provides for payments, welfare or other benefits or reimbursements to employees of Seller ("Employees"), former or retired Employees, their beneficiaries and dependents.

         (b) LABOR MATTERS. Except as set forth on Schedule 3.11(b), Seller is not a party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Seller the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, work stoppage, other labor dispute or organizational effort or any labor related arbitration, law suit or administrative proceedings involving Seller pending or to the Knowledge of Seller threatened which would have a material adverse effect on the Business or Assets. Except as otherwise stated in this Agreement, Seller has materially complied with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, working conditions, collective bargaining and the payment of social security and similar taxes, and, except with respect to current pay periods not yet ended, Seller is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing with respect to the Business.

         (c) EMPLOYEE BENEFIT PLANS; ERISA. Except as disclosed on Schedule 3.11(c), Seller has no obligation with respect to any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including any such plan which is a "multiemployer plan" within the meaning of Section 3(37) of ERISA ("ERISA Plan").

         (d) EMPLOYMENT CONTRACTS AND OTHER PLANS. Except as disclosed on
Schedule 3.11(d), Seller does not have any obligation with respect to any fringe benefit arrangement, any deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, incentive compensation plan, executive compensation plan, agreement, arrangement, or commitment to provide compensation which is not an ERISA Plan (other than normal payroll policies concerning holidays, vacations, and compensation continuation during short absences for illness, approved or legally mandated leaves of absences, or for other reasons) (referred to collectively with the ERISA Plans as the "Employee Plans").

         (e) PENSION PLANS. Other than the "Arthur Treacher's 401(k) Plan" (the "AT Plan"), no ERISA Plan with respect to which] Seller has any obligation is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) ("Pension Plan"). Other than the AT Plan, no ERISA Plan with respect to which Seller has any obligation is subject (i) to the minimum funding provisions of the Code and of ERISA or (ii) to Title IV of ERISA.

         (f) FUNDED WELFARE BENEFIT PLANS. No ERISA Plan with respect to which Seller has any obligation and which is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) ("Welfare Benefit Plan"), provides benefits or payments other than through policies or contracts of insurance issued by a duly licensed insurance company.

         (g) EMPLOYEE PLANS - COMPLIANCE WITH TERMS AND APPLICABLE LAW. All of the Employee Plans and their administrations comply in all material respects, both as to form and operation, with their terms and, to the extent applicable, with the provisions of ERISA, including its reporting, disclosure, funding, record keeping, and fiduciary requirements, and the Code, and all other applicable laws, rules and regulations, and no excise tax liability, including any excise tax or penalty under Sections 502(c) or (i) of ERISA or Sections 4971, 4975 or 4980B of the Code, nor any liability under Section 409 of ERISA is due with respect to such Employee Plans.

         (h) EMPLOYEE PLANS - FUNDING. All required or recommended contributions, payments, premiums or accruals, if any, with respect to each Employee Plan have been timely made as of the date of this Agreement.

         (i) EMPLOYEE PLANS DISCLOSURE - CLAIMS AND ACTIONS. Except as indicated on Schedule 3.11(i), there are no actions, suits or claims pending (other than routine claims for benefits) or, to Seller's Knowledge, threatened, against or with respect to any Employee Plan or the assets of any such Employee Plan of Seller. No civil or criminal action is pending or, to Seller's Knowledge, threatened, against any fiduciary, administrator, service provider or functionary of any ERISA Plan.

         (j) EMPLOYEE PLANS DISCLOSURE - SECURITIES. No ERISA Plan of Seller owns, or has any beneficial interest in, any securities issued by Seller.

         (k) EMPLOYEE PLANS DISCLOSURE - RETIREE BENEFITS. Other than as required under the so-called "COBRA" health coverage continuation provisions of applicable law, no Welfare Benefit Plan of Seller provides any coverage with respect to any former employee of Seller in such person's capacity as a former employee.

         (l) ACCESS TO CORRECT COPIES. Seller has been furnished or has been given access to true and complete copies of all documents and records under which the Employee Plans are maintained, administered or funded and with all annual reports (including Form 5500 series), if any, for the Employee Plans.

     3.12 DISCLOSURE. No representation or statement made by Seller in this
Article III, nor any representation or statement made by Seller in any schedule with respect thereto, contains, as of the date hereof any untrue statement of a material fact, or omits to state a material fact necessary to make the statements therein not false or misleading, which untrue statement or omission could have a materially adverse effect on the Assets or the Assumed Obligations after the Closing Date.

     3.13 EFFECTIVE DATE OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Article III are true in all respects as made on the date hereof. The representations and warranties contained in this Article III will be true in all material respects on the Closing Date as if made thereon.

     3.14 WARRANTY DISCLAIMER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF ITS ASSETS, ASSUMED OBLIGATIONS OR OPERATIONS, OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE ASSETS, AND SELLER EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

     3.15 WARRANTY CARVEOUT. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO WARRANTY OR REPRESENTATION WHATSOEVER IS MADE WITH RESPECT TO ANY MATTER OR THING, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY ASSET, USED FOR OR IN CONNECTION WITH THE BUSINESS OF PUDGIE'S FAMOUS CHICKEN CORP. OR ANY OF ITS SUBSIDIARIES OR AFFILIATES.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES BY BUYER
                     ---------------------------------------

Buyer hereby represents, warrants and covenants to Seller that:

     4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. On the Closing Date, Buyer will have full corporate authority and power to own the Assets.

     4.2 AUTHORIZATION; COMPLIANCE WITH OTHER INSTRUMENTS AND LAW. Buyer has full power and authority to enter into this Agreement, the Ancillary Agreements and Buyer's Closing Documents, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery of and performance of this Agreement, the Ancillary Agreements and Buyer's Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer. This Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer enforceable in accordance with their respective terms, except as enforcement may be limited by the effect of all applicable bankruptcy, fraudulent conveyance, reorganization, insolvency, moratorium or similar laws at any time generally in effect with respect to the enforcement of creditors' rights, and by the principles of equity. The execution, delivery and performance of this Agreement, the Ancillary Agreements and Buyer's Closing Documents will not result in a violation of the Certificate of Incorporation or By-laws of Buyer or of any provision of any material agreement or instrument of Buyer or to which Buyer is a party or of any law, regulation, judgment, order or decree of any court or governmental authority to which Buyer is a party or by which Buyer is bound or to which it is subject. All necessary authorizations of the transactions contemplated by this Agreement required to be obtained by Buyer from any federal, state, local or foreign government or agency shall have been obtained prior to the Closing, and any filings, notifications or disclosures required by law or by regulation of such government or agency shall have been made in such form as is acceptable as filed or as may be amended. No approval of the stockholders of Buyer is required by the Certificate of Incorporation or By-laws of Buyer in connection with the transactions contemplated by this Agreement.

     4.3 LITIGATION AND OTHER CLAIMS.

         (A) PENDING AND THREATENED LITIGATION. There are no actions, suits, claims (including products liability claims) or proceedings pending or, to the best knowledge of Buyer, threatened, before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, body or instrumentality against Buyer or affecting any of its property or assets at law or in equity, which, if determined adversely to Buyer, net of insurance, would have a material adverse effect on the performance by Buyer of its obligations under or pursuant to this Agreement or Buyer's Closing Documents.

         (B) LITIGATION WITH RESPECT TO THE AGREEMENT. Buyer is not a party to, nor, to its best knowledge, has it been threatened with any litigation or proceeding which seeks to restrain or prohibit the transactions contemplated by this Agreement.

         (C) GOVERNMENTAL NOTICE OF VIOLATION IN RESPECT OF THE AGREEMENT. Buyer has not received from any federal, state, local or foreign governmental agency or authority notice that consummation of the transactions contemplated by this Agreement would constitute a violation of any applicable law, regulation or ordinance.

     4.4 FINDER'S FEE. Buyer has not incurred any obligation of any kind whatsoever to any party for any broker's or finder's fee in connection with the transactions contemplated by this Agreement.

     4.5 DISCLOSURE. No representation or statement made by Buyer in Article IV of this Agreement contains as of the date hereof any untrue statement of a material fact, or omits to state a material fact necessary to make the statements therein not misleading.

     4.6 EFFECTIVE DATE OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Article IV are true on the date hereof and will be true on the Closing Date as if made thereon.

                                    ARTICLE V
                             POST-CLOSING COVENANTS
                             ----------------------

     5.1 FURTHER ASSURANCES.

         From time to time at the request of a Party, and without further consideration, the other Party will execute promptly and deliver to such other Party such certificates, documents or other instruments as provided in Section 1.2(c) of the above-referenced General Assignment and Assumption Agreement.

     5.2 COVENANT NOT TO COMPETE.

         (A) SELLER'S COVENANT. The Parties hereto recognize that the value of the Assets to be transferred to Buyer hereunder would be diminished if Seller were to reenter the Business. Therefore, Seller agrees that, for a period of two years after the Closing Date, neither Seller, nor any affiliate, shall, anywhere in the United States (which shall for these purposes mean the 50 states of the United States and the District of Columbia), (1) directly or indirectly own, manage, lend money to, provide consulting services to, operate or participate in the ownership (other than ownership of less than 10% of the outstanding voting equity of a company having at least 500 holders of voting equity), management or operation of, any business which competes with the Business or (2)(i) employ, solicit for employment or cause or assist any person or other entity to employ or solicit for employment, any of the present or future employees of Buyer or any if its franchisees, or (ii) solicit or induce any customer of the Business to withdraw, curtail or cancel its business with Buyer or any if its franchisees. For purposes of this Agreement, the term "competes" shall be construed broadly to include any activities that relate to the Business or the operations of Buyer relating, directly or indirectly, to the Assets.

         (B) REMEDIES FOR SELLER'S BREACH. Seller agrees that the remedy at law for breach or threatened breach of the obligations of Seller under this Section
5.2 alone will be inadequate and, therefore, in the event of any breach or threatened breach of such obligations, in addition to any other remedy available to Buyer, Seller agrees that Buyer shall be entitled to specific enforcement of such obligations through injunctive or equitable relief obtained from a court with appropriate equity jurisdiction, whether such relief is preliminary, mandatory, temporary or permanent, against a violation, threatened or actual, and whether or not continuing, of such obligations, without the necessity of showing any particular injury or damage and without the posting of any bond or other security. In the event that a final injunction issues in favor of Buyer hereunder, in addition to other relief granted to Buyer, it shall be entitled to receive court costs and its reasonable attorney's fees as may be determined by the court. Seller expressly acknowledges that the covenant contained in this
Section 5.2 is reasonable under the circumstances of this Agreement and in light of Buyer's consideration for the Assets. Nevertheless, to the extent that the scope of any obligation to refrain from competing within an area or for a period of time is held by a court of competent jurisdiction to be invalid or unenforceable, such obligation shall be deemed modified to the extent necessary to render it enforceable, and the obligations imposed by this Section 5.2 shall be fully enforced as so modified.

                                   ARTICLE VI
                                 BULK SALES LAWS
                                 ---------------

     Seller and Buyer hereby waive compliance with the provisions of all applicable Bulk Sales Acts as those Act may apply to obligations of Seller and Buyer, respectively. Except with respect to the Assumed Obligations, Seller hereby indemnify Buyer against all Losses (as defined in Article VII, below) as a result of claims of creditors of Seller which claims result solely from Seller's failure to comply with the provisions of the New York Bulk Sales Act. Neither the waiver hereunder, nor the indemnity given by Seller hereunder, is intended to expand or limit the obligations of Buyer or Seller under other provisions of this Agreement. The indemnity hereby granted shall be governed by
Article VII.

                                   ARTICLE VII
                                 INDEMNIFICATION
                                 ---------------

     7.1 INDEMNIFICATION BY SELLER OF BUYER. Seller shall indemnify, defend and hold harmless Buyer and other persons, all as set forth in the Indemnification and Insurance Matters Agreement referred to in Section 2.1(b)(iii)(3), above.

     7.2 INDEMNIFICATION BY BUYER OF SELLER. Buyer shall indemnify, defend and hold harmless Seller and other persons, all as set forth in the Indemnification and Insurance Matters Agreement referred to in Section 2.1(b)(iii)(3), above.

                                  ARTICLE VIII
                                   ARBITRATION
                                   -----------

     8.1 ARBITRATION PANEL. Except with respect to the remedies provided for in
Section 5.2(b), above, and 9.11(d), below, any controversy or claim arising out of or relating to this Agreement or any instrument or document provided pursuant thereto, or the breach thereof, whether common law or statutory, including without limitation claims asserting violations of the antitrust laws, shall be settled exclusively and finally by arbitration in New York, New York, using the American Arbitration Association. The arbitration shall be heard before three arbitrators, one to be chosen by Seller, one to be chosen by Buyer and the third to be chosen by those two arbitrators.

     8.2 POWER OF ARBITRATORS. The arbitrators shall apply the internal law of the State of New York without regard to principles of conflicts of laws in determining the rights, obligations and liabilities of the Parties. The arbitrators shall not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement, nor to grant injunctive relief, including interim relief, of any nature, nor to award punitive damages of any nature. In all other respects, the commercial rules of the American Arbitration Association shall govern the arbitration. Judgment on the award of the arbitrators may be entered by any court having jurisdiction to do so, and Buyer and Seller hereby irrevocably consent and submit to the personal jurisdiction of the federal and state courts of the State of New York for that purpose as well as for any and all other permitted purposes in connection with this Agreement.

     8.3 FAILURE TO ARBITRATE. The failure or refusal of either Party to submit to arbitration shall constitute a breach of this Agreement. Judicial action may be commenced in order to compel arbitration. If such action is commenced and if arbitration is in fact compelled, the Party that shall have resisted arbitration shall be required to pay to the other Party all costs and expenses, including, without limitation, reasonable attorneys' fees, that it incurs in compelling arbitration. The prevailing Party in arbitration (i.e., the Party prevailing on the substantive merits) shall be entitled to its reasonable attorneys' fees and costs. Otherwise, costs shall be determined as the arbitrators shall order.

                                   ARTICLE IX
                                  MISCELLANEOUS
                                  -------------

     9.1 BINDING EFFECT. Except as otherwise provided in this Section 9.1, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

     9.2 NO ASSIGNMENT. Except as expressly provided in this Agreement, this Agreement may not be assigned by either Party hereto without the prior written consent of the other Party. Any attempted or purported assignment by either Party, other than in accordance with this Section 9.2, shall be null and void and of no force or effect.

     9.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be delivered by delivery of facsimile signatures.

     9.4 GOVERNING LAW; JURISDICTION.

         (i) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK, OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN

IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

         (ii) SUBJECT TO ARTICLE VIII, EACH PARTY CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT UNDER, ARISING OUT OF OR IN ANY MANNER RELATING TO THIS AGREEMENT, OR ANY OTHER INSTRUMENT OR DOCUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION THEN IN THE SUPERIOR COURT OF THE STATE OF NEW YORK FOR NEW YORK COUNTY. EACH PARTY, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EXPRESSLY AND IRREVOCABLY CONSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDINGS. EACH PARTY AGREES THAT TO THE EXTENT PERMITTED BY APPLICABLE LAW PERSONAL JURISDICTION OVER IT MAY BE OBTAINED BY THE DELIVERY OF A SUMMONS (POSTAGE PREPAID) IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.8 OF THIS AGREEMENT. ASSUMING DELIVERY OF THE SUMMONS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.8 OF THIS AGREEMENT, EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OF FORUM NON CONVENIENS OR ANY SIMILAR BASIS.

     9.5 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement, or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument, except that this Agreement shall not be reformed in any way if such reformation will deny to either Party the essential benefits of this Agreement, unless the benefited Party waives in writing its right to such benefits. In the event that such reformation is not undertaken as provided herein, the Parties shall place themselves as closely as practicable in the positions they were in immediately prior to the Closing Date.

     9.6 SURVIVAL. The representations, warranties, indemnities and agreements of the Parties to this Agreement shall survive the Closing for a period of three
(3) years. The period of limitations set forth above shall be in lieu of all statutes of limitations otherwise applicable having a duration of more than that period.

     9.7 NOTICES. All notices required to be given under the terms of this Agreement or which either of the Parties desires to give hereunder shall be in writing and personally delivered or sent by certified mail, return receipt requested, addressed as follows:

     (a) IF TO BUYER:

              Arthur Treacher's, Inc.
              5 Dakota Drive
              Suite 303
              Lake Success, New York 11042
              Attention: President

         with a copy to:

              McLaughlin & Stern, LLP
              260 Madison Avenue
              New York, NY 10016
              Attention: Steven Schuster, Esq.

     (b) IF TO SELLER:

              Digital Creative Development Corporation
              67 Irving Place North, 4th Floor
              New York, New York 10003
              Attention: Chairman

         with a copy to:

              Piliero Goldstein Jenkins & Sullivan, LLP
              292 Madison Avenue, 18th Floor
              New York, New York 10017
              Attention: Robert D. Piliero

     Any Party may designate a change in address at any time upon written notice to the other Party.

     9.8 NO THIRD-PARTY BENEFICIARIES. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to benefit any person other than the signatories hereto or their permitted assigns, nor shall any such provision be enforceable by any such other person.

     9.9 EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to herein form a part of this Agreement, and are hereby incorporated herein by this reference.

     9.10 ENTIRE AGREEMENT; AMENDMENTS; HEADINGS; WAIVERS, ETC. This Agreement and the Schedules and Exhibits hereto contain the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, either oral or written, between the Parties with respect to such subject matter. No understandings, representations or warranties made or agreed to by either Party prior to or contemporaneously with the execution of this Agreement, except understandings, representations and warranties contained in Seller's or Buyer's Closing Documents, shall be binding upon either Party or shall otherwise affect this Agreement, and no amendment, modification or waiver of any provision of this Agreement or either Party's Closing Documents will be binding unless in writing and signed by authorized representatives of both Parties. The headings in this Agreement, its Schedules and Exhibits and Buyer's and Seller's Closing Documents are for convenience of reference only and shall not constitute a part of this Agreement or of such Schedules or Exhibits or Closing Documents. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Except where a right or remedy is expressly stated to be exclusive, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies in the Ancillary Agreements; provided, however, that in the event of any irreconcilable conflict between any of the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of the Ancillary Agreement shall prevail and govern. Disclosures made by Seller in this Agreement or in any Schedule hereto in respect of any covenant, representation or warranty of Seller shall be deemed to have been made with equal force and effect with respect to every other relevant covenant, representation and warranty made by Seller and in each relevant Schedule hereto. References to Sections are to Sections in this Agreement and in each case include references to all subsections under the referenced Section. Words denoting the singular tense or person shall include the plural and vice versa and references to the masculine gender shall, where the context permits, include the feminine and/or neuter genders and vice versa. The words "including," "includes," "include" as used in this Agreement mean, respectively, "including, without limitation," "includes, without limitation," and "include, without limitation." The words "hereof," "herein" and "hereunder" and words of similar import shall refer to all applicable provisions of this Agreement and not to any particular provision. This Agreement is the result of negotiation and, accordingly, no presumption or burden of proof will arise with respect to any ambiguity or question of intent concerning this Agreement favoring or disfavoring any Party to this Agreement by virtue of the authorship of any provision of this Agreement. All references to statutory provisions shall include all amendments and reenactments thereof.

     9.11 CONFIDENTIALITY.

         (a) CONFIDENTIAL INFORMATION. Each Party (the "Holding Party") shall hold the "Confidential Information" of the other Party (the "Owning Party") in confidence and will not disclose Confidential Information of the Owning Party to any other person, except as required by court or governmental order or use the Confidential Information for any purpose other than internal administrative purposes. "Confidential Information" shall mean confidential and proprietary technological and business information, including marketing, financial and customer information, whether or not in writing. Confidential Information does not include information which (i) can clearly be demonstrated to have been in the possession of the Holding Party at the time Confidential Information was disclosed to it, provided that, such information was not known by the Holding Party to be subject to another confidentiality agreement or under other obligations of secrecy , or (ii) becomes generally available to the public other than as a result of a disclosure by the Holding Party or its employees or agents, or (iii) becomes available to the Holding Party on a non-confidential basis from a source other than the Owning Party, provided that, such source is not known by you to be bound by a confidentiality agreement with, or other obligations of secrecy to, the Owning Party or another party, or (iv) can clearly be demonstrated to have been developed by the Holding Party independent of the Confidential Information, or (v) the Owning Party consents in writing may be disclosed by the Holding Party.

         (b) OWNERSHIP OF CONFIDENTIAL INFORMATION. All Confidential Information is and shall remain the property of the Party that owned it immediately prior to the Spin-off.

         (c) LIMITED LICENSE. Nothing in this Agreement shall be deemed to be a grant by the Owning Party of any express or implied license under any of the Owning Party's Confidential Information, except the Holding Party shall have a nonsublicenseable, non-assignable license to use the Confidential Information for the limited purposes set forth in Section 9.11(a), above.

         (d) RELIEF FOR BREACH. In the event of breach of any of the obligations of the Holding Party under this Agreement, the Owning Party shall have the right to have such obligation specifically enforced by a court of competent jurisdiction, including, without limitation, the right to entry of restraining orders and injunctions, whether preliminary, mandatory, temporary, or permanent, against a violation, threatened or actual, and whether or not continuing, of such obligation, without the necessity of showing any particular injury or damage, it being acknowledged and agreed that any such breach or threatened breach would cause irreparable injury to the Owning Party and that money damages would not provide an adequate remedy. In addition, the Owning Party may pursue other rights and remedies that may be available to it under this Agreement, at law or in equity in the event of any such violation, and any right or remedy so pursued shall be independent of any other right or remedy, and all such rights and remedies shall be severally enforceable. In the event that the Owning Party commences legal action or seeks legal advice to enforce the obligations of the Holding Party under this Agreement, the Holding Party shall be responsible for all costs of such action and advice, including, without limitation, reasonable attorneys' fees. The Holding Party hereby irrevocably consent that any legal action against it arising out of or in any matter relating to this Section 9.11(d) may be brought in any federal court in New York or, if any such court lacks subject matter jurisdiction, in any State Court in New York. By your execution and delivery of this Agreement, each Party hereby irrevocably consents to the jurisdiction of such courts and waives any defense based upon improper venue, inconvenient venue or forum or lack of jurisdiction.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives in the presence of the designated witnesses on the date first above written.


                                DIGITAL CREATIVE DEVELOPMENT CORPORATION

                                By:
                                   ------------------------------

                                Name:
                                     ----------------------------

                                Title:
                                      ---------------------------

                                Date:
                                     ----------------------------



                                ARTHUR TREACHER'S, INC.

                                By:
                                   ------------------------------

                                Name:
                                     ----------------------------

                                Title:
                                      ---------------------------

                                Date:
                                     ----------------------------

                                                                    SCHEDULE 1.1

                                     ASSETS
                                     ------

                                                              SCHEDULE 1.1(A)(I)

                                  REAL PROPERTY
                                  -------------


1.  Owned Real Property






2.  Leased Real Property

                                                                 SCHEDULE 1.1(B)

                  EXCLUDED CONTRACTS AND OTHER EXCLUDED ASSETS
                  --------------------------------------------

                                                                 SCHEDULE 3.4(A)

                               MATERIAL CONTRACTS
                               ------------------

                                                                    SCHEDULE 3.5

                                  TITLE MATTERS


1.  Liens on Personalty and Real Property




2.  Options to Purchase/Lease Real Property




3.  Lease of Real Property to Others




4.  Guaranty of Others' Lease Obligations

                                                                    SCHEDULE 3.6

                                   LITIGATION
                                   ----------

                                                                    SCHEDULE 3.9

                                    INSURANCE
                                    ---------

                                                                   SCHEDULE 3.10


                              INTELLECTUAL PROPERTY
                              ---------------------

                                                                SCHEDULE 3.11(B)

                                LABOR AGREEMENTS
                                ----------------

                                                                SCHEDULE 3.11(C)

                        EMPLOYEE BENEFIT PLAN OBLIGATIONS
                        ---------------------------------

                                                                SCHEDULE 3.11(D)

                                 NON-ERISA PLANS
                                 ---------------

                                                                SCHEDULE 3.11(F)



                         SEVERANCE ARRANGEMENTS/BENEFITS
                         -------------------------------